Exhibit 10.38

ADDENDUM TO BUSINESS FINANCING AGREEMENT AND

INVENTORY FINANCING AGREEMENT

This Addendum is made to (i) that certain Business Financing Agreement executed on the 16th day of June 2010, between Global Technology Resources, Inc. (“Dealer”) and GE Commercial Distribution Finance Corporation (“CDF”), as amended (“BFA”) and (ii) that certain Inventory Financing Agreement between Dealer and CDF dated June 16, 2010 as amended (“IFA”) (the BFA and IFA are collectively referred to herein as the “Agreement”).

FOR VALUE RECEIVED, CDF and Dealer agree as follows (capitalized terms shall have the same meaning as defined in the BFA unless otherwise indicated):

1.	Section 1.1 of the BFA is hereby amended to incorporate the following defined terms:

‘Government & Educational Accounts’: all CDF approved accounts due and payable from a U.S. county, state or federal governmental body, agency or instrumentality; or body agency or instrumentality of the District of Columbia and all accounts due and payable from an educational institution.

‘Cisco VIP Rebate Accounts’: all accounts due and payable from Cisco Systems, Inc. under the VIP rebate program that are identified on the Dealer’s balance sheet as “Other Receivables;” provided, however, that the Dealer shall provide a break-down identifying which receivables are included in the Other Receivables category so that the Cisco VIP Rebate Accounts can be identified.

‘Other Accounts’: all Accounts other than Government & Educational Accounts and Cisco VIP Rebate Accounts.”

2.	Section 2.1 of the BFA is hereby amended in its entirety to read as follows:

“2.1 Accounts Receivable Facility. Subject to the terms of this Agreement, CDF agrees to provide to Dealer an Accounts Receivable Facility of Five Million Dollars ($5,000,000.00), which shall be usable by Dealer according to its sole and exclusive authority and requirements, subject to the terms of this Agreement; provided, however, that at no time will the principal amount outstanding under the Accounts Receivable Facility and Dealer’s inventory floorplan credit facility with CDF exceed, in the aggregate, (a) from January 1st through July 31st of each year Thirty-Five Million Dollars ($35,000,000.00); and (b) from August 1st through December 31st of each year (referred to herein as the “Seasonal Uplift Period”) Forty Million Dollars ($40,000,000.00). CDF’s decision to advance funds will not be binding until the funds are actually advanced.”

In addition, subject to the terms of the IFA, CDF agrees to provide to Dealer an inventory floorplan credit facility of (a) from January 1st through July 31st of each year, Thirty-Five Million Dollars ($35,000,000.00) and (b) during the Seasonal Uplift Period, Forty Million Dollars ($40,000,000.00); provided, however, that at no time will the principal amount outstanding under Dealer’s inventory floorplan credit facility with CDF and Dealer’s Accounts Receivable Facility exceed, in the aggregate (a) from January 1st through July 31st of each year, Thirty-Five Million Dollars ($35,000,000.00) and (b) during the Seasonal Uplift Period, Forty Million Dollars ($40,000,000.00). CDF’s decision to advance funds will not be binding until the funds are actually advanced.

3.	Section 3.1 of the BFA is hereby amended to read as follows:

“3.1 Schedules. Dealer will provide to CDF a schedule of Accounts (“Schedule”) which will: (a) describe all Accounts created or acquired by Dealer since the last Schedule furnished CDF; (b) inform CDF of any rejection of goods by any obligor, delays in delivery of goods, nonperformance of contracts and of any assertion of any claim, offset or counterclaim by any obligor; and (c) inform CDF of any adverse information relating to the financial condition of any

US001607 3/07 & CDF 61836 (2/06)

(Altered) Approved by 04: 06/15/10

obligor, no less than: (i) monthly, due by the tenth (10th) day of each month and dated as of the last day of the previous month, if Dealer does not have any outstanding balance under its Accounts Receivable Facility; (ii) weekly, due by the first Business Day of each week, if Dealer has an outstanding balance under its Accounts Receivable Facility as of the last Business Day of the previous week; (iii) with Dealer’s initial request for an advance, dated as of the date of such request and with each subsequent request for an advance, dated as of the date of such request if Dealer did not provide CDF with a Schedule during the week immediately preceding such request; or (iv) upon CDF’s request.”

4.	Section 3.2 of the BFA is hereby amended to read as follows, and, to the extent applicable, the following provision shall also amend the IFA:

“3.2 Available Credit; Paydown. On receipt of each Schedule, CDF will credit Dealer with such amount as CDF may deem advisable, up to the remainder of eighty-five percent (85%) of the net amount of eligible Accounts listed in such Schedule, plus eighty-five percent (85%) of the net amount of eligible Cisco VIP Rebate Accounts listed in such Schedule, minus the amount of Dealer’s SPP Deficit (as defined below) under Dealer’s Inventory Financing Agreement (the ‘IFA’) with CDF, as in effect from time to time, but in no event will CDF credit Dealer with more than Dealer’s maximum Accounts Receivable Facility from time to time established by CDF (the ‘Available Credit’).

Dealer’s ‘SPP Deficit’ shall mean the amount, if any, by which Dealer’s total current outstanding indebtedness to CDF under the IFA as of the date of the inventory Report (as defined below) exceeds the Inventory Value (as defined below) as determined by, and as of the date of, the Inventory Report. Such SPP Deficit, if any, will remain in effect for purposes of this Agreement until the preparation and delivery by Dealer to CDF of a new Inventory Report. Dealer will forward to CDF by the 10th day of every month an Inventory Report dated as of the last day of the prior month which specifies the total aggregate wholesale invoice price of all of Dealer’s inventory financed by CDF under the IFA that is unsold and in Dealer’s possession and control as of the date of the Inventory Report.

The term ‘Inventory Value’ is defined herein to mean one hundred percent (100%) of the total aggregate wholesale invoice price of all of Dealer’s inventory financed by CDF under the IFA that is unsold and in Dealer’s possession and control as of the date of the Inventory Report and to the extent that CDF has a first priority, fully perfected security interest therein.

If, for any reason, Dealer’s outstanding loans under Dealer’s Accounts Receivable Facility shall at any time exceed Dealer’s Available Credit, Dealer will immediately repay to CDF the amount of such excess.

Furthermore, as an amendment to the IFA, in the event Dealer’s SPP Deficit exceeds at any time (a) eighty-five percent (85%) of the net amount of eligible Accounts, plus eighty-five percent (85%) of the net amount of eligible Cisco VIP Rebate Accounts listed in such Schedule, minus (b) Dealer’s outstanding loans under Dealer’s Accounts Receivable Facility, Dealer will immediately pay to CDF, as a reduction of Dealer’s total current outstanding indebtedness to CDF under the lFA, such excess.

No advances or loans need be made by CDF if Dealer is in Default.”

5.	Section 3.3(b) of the BFA is hereby amended to read in its entirety as follows:

“(b) all Accounts other than Government & Educational Accounts unpaid more than ninety (90) days from date of invoice; and (ii) Government & Educational Accounts unpaid more than one hundred twenty (120) days from date of invoice;”

US001607 3/07 & CDF 61836 (2/06)

(Altered) Approved by 04: 06/15/10

6.	Section 3.3(c) of the BFA is hereby amended to read in its entirety as follows:

“(c) (i) all Accounts of any obligor other than Government & Educational Accounts if fifty percent (50%) or more of the aggregate outstanding balance of such obligor’s Accounts are unpaid for more than ninety (90) days from the date of invoice (ii) all Government & Educational Accounts of any obligor if fifty percent (50%) or more of the aggregate outstanding balance of such obligor’s Government & Educational Accounts are unpaid for more than one hundred twenty (120) days from the date of invoice;”

7.	Section 3.7 of the BFA is hereby amended in its entirety to read as follows:

“3.7 Collections. Unless otherwise directed by CDF, to expedite collection of Accounts for the benefit of CDF, Dealer shall notify all of its obligors to make payment of the Accounts to one or more lock-boxes. The lock-box(es), and all accounts into which the proceeds of any such lock-box(es) are deposited, shall be established at banks selected by the Dealer and satisfactory to CDF in its sole discretion. Dealer shall issue to any such banks an Irrevocable letter of instruction, in form and substance acceptable to CDF, directing such banks to deposit all payments or other remittances received in the lock-box to such account or accounts as CDF shall direct. At all times after either (i) a Default by Dealer, or (ii) Dealer has an outstanding balance under the Accounts Receivable Facility for sixty (60) consecutive days, CDF may provide notice to such banks that all funds deposited in the lock-box or any such account immediately shall become the property of CDF, and any disbursements of the proceeds in the lock-box or any such account will only be made to CDF. Dealer shall obtain the agreement of such banks to waive any offset rights against the funds so deposited and otherwise establish CDF’s control thereof as secured party under the Uniform Commercial Code. CDF assumes no responsibility for such lock-box arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits which any banks accept thereunder. All remittances which Dealer receives in payment of any Accounts, and the proceeds of any of the other Collateral, shall be immediately deposited in such accounts designated by CDF. All proceeds received or collected by CDF with respect to Accounts, and reserves and other property of Dealer in possession of CDF at any time or times hereafter, may be held by CDF without interest to Dealer until all Obligations are paid in full or applied by CDF on account of the Obligations. CDF may release to Dealer such portions of such reserves and proceeds as CDF may determine. Upon the occurrence and during the continuance of a Default, CDF may notify the obligors that the Accounts have been assigned to CDF, collect the Accounts directly in its own name and charge the collection costs and expenses, including attorneys’ fees, to Dealer. CDF has no duty to protect, insure, collect or realize upon the Accounts to preserve rights in them.”

8.	Sections 7 of the IFA and 5.3 of the BFA are hereby deleted and replaced with the following:

“Financial Statements. Unless waived by CDF, Dealer will deliver to CDF, unless otherwise setforth below, in a form satisfactory to CDF: (a) (i) Dealer prepared year-end balance sheet and annual profit and loss statement for each of its fiscal years, within twenty (20) days after the same are prepared but in no event later than ninety (90) days after the end of each fiscal year; (ii) Dealer’s CPA-Audited year-end balance sheet and annual profit and loss statement for each of its fiscal years, within twenty (20) days after the same are prepared but in no event later than one hundred and fifty (150) days after the end of each fiscal year; (b) within sixty days (60) days after the end of each of Dealer’s fiscal quarters, a reasonably detailed balance sheet and income statement as of the last day of such quarter covering Dealer’s operations for such quarter, within ten (10) days after CDF’s request, any other information relating to the Collateral or the financial condition of Dealer or any Guarantor. Dealer represents that all financial statements and information which have been or may hereafter be delivered by Dealer or any Guarantor are and will be correct and prepared in accordance with generally accepted accounting principles consistently applied, and there has been no material adverse change in the financial or business condition of Dealer or any Guarantor since the submission to CDF of such financial statements, and Dealer acknowledges CDF’s reliance thereon. Furthermore, Dealer will forward to CDF within twenty (20) days of every month-end a copy of Dealer’s bank statements.”

US001607 3/07 & CDF 61836 (2/06)

(Altered) Approved by 04: 06/15/10

9. The following paragraph is incorporated into the BFA and modifies Section 5 of the IFA to add subsection (d):

Dealer will maintain:

(a) As of the last day of each fiscal quarter, a Tangible Net Worth and Subordinated Debt in the combined amount of not less than Four Million Dollars ($4,000,000);

(b) As of June 30, 2010, a ratio of Debt minus Subordinated Debt to Tangible Net Worth and Subordinated Debt of not more than nine to one (9.0:1.0);

(c) As of September 30, 2010 and as of September 30th of each fiscal year thereafter, a ratio of Debt minus Subordinated Debt to Tangible Net Worth and Subordinated Debt of not more than seven and one-half to one (7.5:1.0);

(d) As of December 31, 2010 and as of December 31st of each fiscal year thereafter, a ratio of Debt minus Subordinated Debt to Tangible Net Worth and Subordinated Debt of not more than seven and one-half to one (7.5:1.0).

(e) As of March 30, 2011 and as of March 30th of each fiscal year thereafter, a ratio of Debt minus Subordinated Debt to Tangible Net Worth and Subordinated Debt of not more than six to one (6.0:1.0); and

(f) As of June 30, 2011 and as of June 30th of each fiscal year thereafter, a ratio of Debt minus Subordinated Debt to Tangible Net Worth and Subordinated Debt of not more than six to one (6.0:1.0).

For purposes of this Agreement “Tangible Net Worth” as of any date means the sum of Dealer’s (x) net worth as reflected on its last twelve month fiscal financial statements, (y) net earnings since the end of the fiscal year covered by such financial statements, both after provision for taxes and with inventory determined on a first in, first out basis and (z) debts owed to any guarantor, affiliate or employee which are fully subordinated to CDF’s satisfaction (“Subordinated Debt”); less the sum of: Dealer’s (i) intangible assets, including, without limitation, unamortized leasehold improvements, goodwill, franchises, licenses, patents, tradenames, copyrights, service marks, brand names, and covenants not to compete; (ii) prepaid expenses; (iii) franchise fees; (iv) notes, accounts receivable and other amounts which are owed to it by any guarantor, affiliate or employee; (v) losses since the end of the fiscal year covered by such financial statements; and (vi) interest in the cash surrender value of any officer’s or shareholder’s life insurance policies and “Debt” means (i) debt for borrowed money or for the deferred purchase price of property or services in respect of which Dealer is liable, as obligor or otherwise or any commitment by which Dealer assures a creditor against loss, (ii) obligations under leases which shall have been or should be, in accordance with generally accepted accounting principles (“GAAP”), recorded as capitalized leases in respect of which obligations Dealer or any affiliate is liable, and (iii) any unfunded obligation of Dealer or any affiliate to a “multiemployer plan” as such term is defined under the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) required to be accrued by GAAP. All terms used herein to the extent not defined shall be used in accordance with GAAP consistently applied. All amounts, if applicable, shall be calculated on a consolidated basis.

Dealer waives notice of CDF’s acceptance of this Addendum.

All other terms and provision of the BFA and IFA, to the extent consistent with the foregoing, are hereby ratified and will remain unchanged and in full force and effect.

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US001607 3/07 & CDF 61836 (2/06)

(Altered) Approved by 04: 06/15/10

IN WITNESS WHEREOF, Dealer and CDF have both read this Addendum to the Business Financing Agreement and Inventory Financing Agreement, understand all the terms and provisions hereof and agree to be bound thereby and subject thereto as of this 16th day of June 2010.

GLOBAL TECHNOLOGY RESOURCES, INC.

By:	/s/ Gregory Byles
Gregory Byles
President

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION

By:	/s/ Richard Greco
Richard Greco
Senior Portfolio Manager

US001607 3/07 & CDF 61836 (2/06)

(Altered) Approved by 04: 06/15/10